Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Yoshitsu Co., Ltd. on Form F-3 of our report dated July 16, 2024, which includes the retrospective adjustments to the 2022 consolidated financial statements related to the business combination under common control as described in Note 1 and 10, with respect to our audits of the consolidated financial statements of Yoshitsu Co., Ltd. as of March 31, 2024 and 2023 and for each of the two years in the period ended March 31, 2024 appearing in the Annual Report on Form 20-F of Yoshitsu Co., Ltd. for the year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

August 22, 2024